Exhibit 10.1

AMENDMENT NO. 2021-1

TO THE

BOOT BARN HOLDINGS, INC.

2020 EQUITY INCENTIVE PLAN

July 6, 2021

WHEREAS, Boot Barn Holdings, Inc., a Delaware corporation (the “Company”), maintains the Boot Barn Holdings, Inc. 2020 Equity Incentive Plan, effective August 26, 2020 (the “Plan”), for the benefit of certain officers, employees and directors of the Company and its subsidiaries and other affiliates, including members of the Board of Directors of the Company (the “Board”);

WHEREAS, pursuant to Section 16.1 of the Plan, the Board may amend the Plan at any time; and

WHEREAS, the Board has approved this Amendment 2021-1 to the Plan, effective August 25, 2021, and the Board desires to condition the effectiveness of this Amendment 2021-1 on the approval of the Company’s stockholders.

NOW, THEREFORE, in accordance with the foregoing, the Plan shall be, and hereby is, amended, effective August 25, 2021, subject to approval by the Company’s stockholders on such date, as follows:

1.	Section 4.2(b) of the Plan is hereby deleted in its entirety and replaced with the following:

“(b) Non-Employee Directors. The maximum grant date value of shares of Stock and cash subject to Awards granted to any Non-Employee Director during any one fiscal year, taken together with any cash fees payable to such Non-Employee Director for services rendered during the fiscal year, shall not exceed (i) in the case of any Non-Employee Director serving as Chairman or as lead or presiding director, $500,000 in total value, and (ii) in the case of any other Non-Employee Director, $250,000 in total value. For purposes of this limit, the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes.”

2.	Except as modified herein, all provisions of the Plan shall remain in full force and effect.